CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 26, 2018, with respect to the consolidated financial statements included in the Annual Report of CURO Group Holdings Corp. on Form 10-K/A for the year ended December 31, 2017. We consent to the incorporation by reference of said report in the Registration Statement of CURO Group Holdings Corp. on Form S-8 (333-221945).

/s/ GRANT THORNTON LLP

Kansas City, Missouri
March 26, 2018